Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 6, 2014, with respect to the financial statements of WhatsApp Inc. included in the Current Report on Form 8-K/A of Facebook, Inc. dated October 28, 2014, which is incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Facebook, Inc. for the registration of its Class A Common Stock, Preferred Stock, Debt Securities and Warrants.

/s/ Ernst & Young LLP

San Francisco, California
October 28, 2014